Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pixelworks, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-233210, 333-227352, 333-219418, 333-212650, 333-205856, 333-197644, 333-190037, 333-182701, 333-168175, 333-161125, 333-152945, and 333-136553) on Form S-8 and registration statements (Nos. 333-221239 and 333-221238) on Form S-3 of Pixelworks, Inc. of our reports dated March 11, 2020, with respect to the consolidated balance sheets of Pixelworks, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Pixelworks, Inc.
Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification 842, Leases, and a change in the method of accounting for revenue as of January 1, 2018 due to adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Portland, Oregon
March 11, 2020